Pages 26-32 of the Registrant's Amendment No. 2 to Form S-1
Registration Statement (Reg. No. 333-32949) filed with the
Securities and Exchange Commission on or about September 17,
1997.

DESCRIPTION OF BONDS

GENERAL

The First Mortgage Bonds Designated as % Series E Bonds Due September 30, 2027 (the "Bonds") will be issued as a new series of Bonds under the General and Refunding Mortgage Indenture dated as of June 30, 1987 among Gas Service, Inc. ("GSI"), now named EnergyNorth Natural Gas, Inc., and Bank of New Hampshire, N.A. (predecessor to Bank of New Hampshire) (the "Trustee") as supplemented and modified by six Supplemental Indentures, including the Sixth Supplemental Indenture dated as of September 15, 1997 relating to the Bonds (the "Indenture"). The following statements relating to the Bonds and certain provisions of the Indenture are summaries of the material terms of the Bonds and the Indenture, do not purport to be complete, and are subject to and are qualified in their entirety by reference to the provisions of the Indenture.

THE INDENTURE AND INFORMATION CONCERNING OTHER INDENTURES

The Indenture was entered into June 30, 1987 among GSI and the Trustee. Contemporaneously with the execution of the Indenture, Manchester Gas Company ("MGC") and Concord Natural Gas Corporation ("CNGC"), both wholly-owned gas distribution subsidiaries of ENI, entered into indentures with the Trustee virtually identical to the Indenture (the "MGC Indenture" and the "CNGC Indenture", respectively). Mortgage bonds designated Series A ("Series A Bonds") were issued under the Indenture, the MGC Indenture, and the CNGC Indenture. In 1988, MGC and CNGC merged with and into GSI, which changed its name to EnergyNorth Natural Gas, Inc. All of the mortgage and security interests created under each of the Indenture, the MGC Indenture, and CNGC Indenture (the "Liens") were transferred to the Trustee to be held in trust for the collective benefit of all of the bondholders under the Indenture, the MGC Indenture, and the CNGC Indenture. The holders of the Series A Bonds (the "Series A Bondholders") issued under the Indenture, the MGC Indenture, and the CNGC Indenture contemporaneously entered into a Subordination and Intercreditor Agreement and an Intercreditor Agreement stipulating that the Series A Bondholders, as among themselves, had a lien of equal value and priority on the property subject to the Liens.

The Company intends to redeem all of the outstanding Series A Bonds with the proceeds of the sale of the Bonds and retire the MGC Indenture and the CNGC Indenture. All series of bonds issued subsequent to the issuance of the Series A Bonds have been issued solely under the Indenture.

When the Company entered into the Indenture in 1987, bonds issued under First Mortgage Indentures of GSI and MGC (the "First Mortgage Indentures") remained outstanding. As a result, the Indenture was entitled the "General and Refunding Mortgage Indenture." In 1992, all remaining outstanding bonds under the First Mortgage Indentures were redeemed, and the First Mortgage Indentures were discharged and released. Consequently, there are no bonds outstanding having priority over the bonds under the Indenture.

BOOK-ENTRY ONLY SYSTEM

The Bonds will be issued in an aggregate initial principal amount of $22,000,000 and will be represented by one certificate (the "Global Security") to be registered in the name of the nominee of The Depository Trust Company ("DTC") or any successor depository (the "Depository"). The Depository will maintain the Bonds in denominations of $1,000 and integral multiples thereof through book-entry facilities. In accordance with its normal procedures, the Depository will record the interests of each Depository participating firm ("Participant") in the Bonds whether held for its own account or as a nominee for another person.

So long as the nominee of the Depository is the registered owner of the Bonds, such nominee will be considered the sole owner or holder of the Bonds for all purposes under the Indenture and any applicable laws, except as noted below. Except as otherwise provided below, a Beneficial Owner, as hereinafter defined, of interests in the Bonds will not be entitled to receive a physical certificate representing such ownership interest and will not be considered an owner or holder of the Bonds under the Indenture. A Beneficial Owner is the person who has the right to sell, transfer, or otherwise dispose of an interest in the Bonds and the right to receive

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the proceeds therefrom, as well as interest, principal, and premium (if any) payable in respect thereof. A Beneficial Owner's interest in the Bonds will be recorded, in integral multiples of $1,000, on the records of the Participant that maintains such Beneficial Owner's account for such purpose. In turn, the Participant's interest in such Bonds will be recorded, in integral multiples of $1,000, on the records of the Depository. Therefore, the Beneficial Owner must rely on the foregoing arrangements to evidence its interest in the Bonds. Beneficial ownership of the Bonds may be transferred only by compliance with the procedures of the Beneficial Owner's Participant (e.g., brokerage firm) and the Depository.

All rights of ownership must be exercised through the Depository and the book-entry system, except that a Beneficial Owner is entitled to directly exercise its rights under Section 316(b) of the Trust Indenture Act of 1939, as amended, with respect to the payment of principal and interest on the Bonds. Notices that are to be given to registered owners by the Company or the Trustee will be given only to the Depository. It is expected that the Depository will forward the notices to the Participants by its usual procedures so that such Participants may forward such notices to the Beneficial Owners. Conveyance of notices and other communications by the Depository to the Participants and by the Participants to Beneficial Owners and the voting rights of Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following information concerning DTC and its book-entry has been obtained from sources the Company believes to be reliable, but it does not take any responsibility for the accuracy thereof:
DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). DTC holds securities that Participants deposit with it and facilitates the settlement of securities transactions among Participants in such securities transactions through electronic computerized book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

INTEREST AND PAYMENT

The Bonds will mature on September 30, 2027. The Bonds will bear interest from the date of issuance at the rate per annum stated on the cover page hereof, payable semi-annually on March 31 and September 30 of each year (each an "Interest Payment Date") commencing March 31, 1998, to the persons in whose names the Bonds are registered at the close of business on each March 15 and September 15, respectively, next preceding such Interest Payment Date. If any payment date would otherwise be a day that is not a business day, the payment will be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such otherwise scheduled payment date for the purposes of the payment to be made on such next succeeding business day.

So long as the nominee of the Depository is the registered owner of the Bonds, payments of interest, principal, and premium (if any) on the Bonds will be made to the Depository. The Depository will be responsible for crediting the amount of such distributions to the accounts of the Participants entitled thereto, in accordance with the Depository's normal procedures. Each Participant will be responsible for disbursing such distributions to the Beneficial Owners of the interests in Bonds that it represents. NEITHER THE COMPANY NOR THE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO, NOTICES TO, OR PAYMENTS MADE ON ACCOUNT OF, BENEFICIAL OWNERSHIP INTERESTS IN THE BONDS, FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL OWNERSHIP INTERESTS, OR FOR THE SELECTION OF ANY BENEFICIAL OWNER TO RECEIVE PAYMENT IN THE EVENT OF A PARTIAL REDEMPTION OF THE GLOBAL SECURITY OR FOR CONSENTS GIVEN OR OTHER ACTION TAKEN ON BEHALF OF ANY BENEFICIAL OWNER.

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


SECURITY AND PRIORITY

The Bonds are secured by a first mortgage on substantially all of the real and personal property presently owned by or hereafter acquired by the Company, including: all real estate interests; all personal property; all gas manufacturing facilities, distribution facilities and storage facilities; all equipment used in the transmission or storage of gas; contract rights to purchase natural gas and other products from various suppliers; and all rights under any permit or license. Excluded from the security for the Bonds under the terms of the Indenture are the following: all cash, bonds, stocks, obligations, and other securities not deposited with the Trustee; all contract rights other than to purchase natural gas or for material construction contracts; all accounts receivable, notes and bills receivable, judgments, and other evidences of indebtedness; all electricity, gas, water, appliances, stock in trade, materials, fuel, supplies, and other products generated, manufactured, produced, purchased, or acquired for the purpose of sale and/or resale, transmission, distribution, storage, inventory, or use in the usual course of business; all products of the land owned by the Company; all vehicles, automotive equipment, and construction equipment; all office equipment, furniture, and tools; all property which is characterized as supplemental fuel inventory; and the Company's books and records. However, upon an Event of Default (as defined below), the foregoing excluded property (except the supplemental fuel inventory) may become subject to the lien of the Indenture. In the event of a merger, consolidation, transfer, sale, or lease of the Company or its properties, the lien of the Indenture survives against the property of the Company in the possession of a successor company.

The Bonds will rank equally and ratably (except as to sinking fund and other analogous funds established for the exclusive benefit of a particular series) with all bonds issued under the Indenture (and the MGC Indenture and the CNGI Indenture with respect to Series A Bond issued thereunder), regardless of series, from time to time issued and outstanding under the Indenture.

TITLE INSURANCE

Title insurance will be issued to the Trustee for the benefit of the bondholders insuring all real property conveyed to the Trustee as security under the Indenture.

REDEMPTION AT OPTION OF THE COMPANY

The Bonds will be redeemable at any time on or after September 30, 2002, as a whole or in part, at the election of the Company, on not less than 30 nor more than 60 days' notice given as provided in the Indenture, at 104% of the principal amount of the Bonds, declining by 1% of the principal amount per year for each of the succeeding four years, together with accrued and unpaid interest to the date of redemption, as further illustrated in the table set forth below, provided that Bonds are redeemed on or after September 30 of the years indicated:





               REDEMPTION
                     YEAR                                PRICE %
               ----------                                -------

                     2002                                   104%
                     2003                                   103%
                     2004                                   102%
                     2005                                   101%
                     2006 and thereafter                    100%


On and after the date fixed for redemption, interest will cease to accrue on Bonds or portions thereof called for redemption, unless the Company shall default in the payment of the redemption price.

If the Company elects to redeem less than all of the outstanding Bonds, the Trustee shall prorate the principal amount of such bonds to be redeemed among all holders of outstanding Bonds in proportion to the outstanding principal amount of such bonds held by each holder. The aggregate principal amount of each partial redemption of Bonds shall be allocated in units of $1,000, or integral multiples thereof, among the holders of such bonds at the time outstanding, in proportion as nearly as practicable, to the respective unpaid principal amount of such bonds held thereby, with adjustment, to the extent practicable, to equalize for any prior redemption not made in exactly such proportion.

LIMITED RIGHT OF REDEMPTION UPON DEATH OF A BENEFICIAL OWNER

Unless the Bonds have been declared due and payable prior to their maturity by reason of an Event of Default, the representative of a deceased Beneficial Owner has the right to request redemption of all or part of his or her interest in the Bonds, expressed in integral multiples of $1,000 principal amount, for payment prior to maturity. The Company will redeem the same subject to the limitations that the Company will not be obligated to redeem during the period beginning with the original issuance of the Bonds of this series and ending on September 30, 1998 and during any twelve-month period ending on September 30 thereafter, (i) at the request of a representative on behalf of a deceased Beneficial Owner any interest in the Bonds which exceeds an aggregate principal amount of $25,000 or (ii) interests in the Bonds in an aggregate principal amount exceeding $500,000. A Redemption Request, as hereinafter defined, may be presented to the Trustee at any time and in any principal amount. If the Company, although not obligated to do so, chooses to redeem interests of a deceased Beneficial Owner in the Bonds in any such period in excess of the $25,000 limitation, such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $500,000 aggregate limitation for such period or any succeeding period.

Subject to the $25,000 and $500,000 limitations, the Company will upon the death of any Beneficial Owner redeem the interests of the Beneficial Owner in the Bonds within 60 days following receipt by the Trustee of a Redemption Request from such Beneficial Owner's personal representative, or surviving joint tenant(s), tenant(s) by the entirety or tenant(s) in common, or other persons entitled to effect such a Redemption Request. If Redemption Requests exceed the aggregate principal amount of interests in Bonds required to be redeemed during any twelve-month period, such excess Redemption Requests will be applied to successive periods, regardless of the number of periods required to redeem such interests.

A Redemption Request may be made by delivering a request to the Depository, in the case of a Participant which is the Beneficial Owner of such interest, or to the Participant through whom the Beneficial Owner owns such interest, in form satisfactory to the Participant, together with evidence of death and authority of the representative satisfactory to the Participant and Trustee. A surviving joint tenant, tenant in common or a tenant by the entirety, or other person seeking the redemption of an interest in Bonds by reason of the death of another may make the request for redemption and shall submit such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of interest in the Bonds to be redeemed. A request for redemption in form satisfactory to the Participant and accompanied by the documents relevant to the request as above provided, together with a certification by the Participant that it holds the interest on behalf of the deceased Beneficial Owner with respect to whom the request for redemption is being made (a "Redemption Request"), shall be provided to the Depository by a Participant and the Depository will forward the request to the Trustee. Redemption Requests shall be in form satisfactory to the Trustee.

The price to be paid by the Company for an interest in the Bonds to be redeemed pursuant to a request on behalf of a deceased Beneficial Owner is one hundred percent (100%) of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with the Depository, payment for an interest in the Bonds which are to be redeemed shall be made to the Depository upon presentation of Bonds to the Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by the Depository which are to be fulfilled in connection with such payment. Any acquisition of Bonds by the Company other than by redemption at the option of a representative on behalf of a deceased Beneficial Owner shall not be included in the computation of either the $25,000 or $500,000 limitations for any period.

Interests in the Bonds held in tenancy by the entirety, joint tenancy, or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant in common, tenant by the entirety, or joint tenant will be deemed the death of a Beneficial Owner. The death of a person who, during such person's lifetime,

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

was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Bonds will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and the Trustee. Such interest shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfer to Minors Act, community property or other joint ownership arrangements between a husband and wife (including individual retirement accounts or Keogh plans maintained solely by or for the decedent or by or for the decedent and any spouse), and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

In the case of a Redemption Request which is presented on behalf of a deceased Beneficial Owner and which has not been fulfilled at the time the Company gives notice of its election to redeem the Bonds, the Bonds which are the subject of such Redemption Request shall not be eligible for redemption pursuant to the Company's option to redeem but shall remain subject to fulfillment pursuant to such Redemption Request.

Subject to the provisions of the immediately preceding paragraph, any Redemption Request may be withdrawn upon delivery of a written request for such withdrawal given to the Trustee by the Depository prior to September 1, 1998, in the case of the initial period beginning with the original issuance of the Bonds and ending on September 30, 1998, or prior to September 1, in the case of any subsequent twelve-month period ending on September 30.

Because of the limitations of the Company's requirement to redeem, no Beneficial Owner can have any assurance that his or her interest in the Bonds will be paid prior to maturity.

SINKING FUND

The Bonds are not subject to a sinking fund.

COVENANTS

The Company may issue additional bonds (in unlimited principal amounts) under the Indenture only if, after giving effect to such issuance, its Net Earnings Available for Interest (as defined in the Indenture) for a period of 12 consecutive months during the 24 months immediately preceding the month in which bonds are issued is at least equal to 1.75 times the total annual interest charges on all Outstanding Bonds (as defined in the Indenture) under the Indenture (excluding any bonds for which provision has been made in compliance with any requirement of the Indenture for their retirement) and all other indebtedness for borrowed money then secured by a lien equal to or superior to the lien of the Indenture on any part of the Company's property which is subject to the Indenture (except any such indebtedness the evidences of which shall then be held in any sinking fund or otherwise and any such indebtedness where the necessary moneys for which the payment or redemption have been deposited with a trustee or mortgagee) (the "Debt"). Further, additional bonds may be issued only if, after giving effect to the proposed bond issuance, Outstanding Bonds do not exceed 70% of Bondable Capacity (as calculated in accordance with the provisions of the Indenture). On June 30, 1997, after giving effect to the issuance of the Bonds and the redemption of the Series A Bonds, Net Earnings Available for Interest were times the total annual interest charges for the Debt, and Outstanding Bonds were equal to 52% of Bondable Capacity.

Before the Trustee may take any action under any provision of the Indenture, the Trustee must receive, among other things, an officers' certificate and an opinion of counsel stating that all conditions and covenants which must be complied with pursuant to the terms of the Indenture before the Trustee may take the requested action have been complied with.

Subject to the restrictions described above, the Indenture would not afford any protection to bondholders solely in the event of the Company's involvement in a highly-leveraged transaction.

EVENTS OF DEFAULT; NOTICE AND WAIVER

The Indenture provides that the following shall constitute events of default ("Events of Default"):

     (a) failure to pay the principal of any bonds secured by and outstanding under the Indenture when due;

     (b) failure to pay interest on any bond secured by and outstanding under the Indenture for a period of 5 days after such interest shall have become due;

     (c) failure to pay any sinking fund payment for a period of 5 days after such payment shall have become due under any supplement to the Indenture;

     (d)  certain events of bankruptcy, insolvency or reorganization;

     (e) failure to perform or observe certain covenants, agreements, or conditions on the part of the Company with respect to the payment of taxes, the maintenance of certain liens on the trust estate, the maintenance of certain insurance, and the sale of certain property;

     (f) failure to perform or observe any of the other covenants, agreements, or conditions on the part of the Company in the Indenture, and the continuance of such failure for a period of 30 days after the earlier of
          (i) knowledge by an officer of the Company, or (ii) written notice thereof to the Company from the Trustee or from the holders of not less than 33 1/3% of the aggregate principal amount of the Bonds outstanding;

     (g) default under any covenant or agreement of the Company contained in any agreement between the Company and the original purchaser or the holders of the bonds of a particular series so long as (i) such covenant or agreement expressly states that a default thereunder constitutes a default under the Indenture and (ii) a copy of such agreement or covenant is provided to the Trustee;

     (h) the rendering against the Company of a judgment or judgments for the payment of monies in excess of $250,000 in the aggregate and the continuance of such judgment unsatisfied and without stay for a period of 30 days; and

     (i) with respect to Indebtedness for Money Borrowed (as defined in the Indenture) in the aggregate amount in excess of $250,000 (excluding the bonds) either (i) failure to pay any amount due or any interest or premium thereon, when due, or (ii) default in the performance or observance of any other obligation or condition with respect to such Indebtedness (as defined in the Indenture) if the effect of such default either accelerates the maturity of the Indebtedness or permits such Indebtedness to become due and payable prior to its stated maturity.

Upon the occurrence of an Event of Default, the Trustee may, and upon the request of the holders of 33 1/3% in aggregate principal amount of the outstanding bonds shall, by written notice to the Company, declare the principal and all accrued and unpaid interest on the bonds immediately due and payable. The Trustee, upon request of the holders of a majority in aggregate principal amount of the outstanding bonds, shall rescind any such declaration if such default is cured.

The Indenture provides that within 45 days after the occurrence of an Event of Default the Trustee will give the holders of the bonds notice of all uncured Events of Default known to it; but, except in the case of a default in the payment of principal or premium, if any, or interest on any of the bonds, or in the payment of any sinking, improvement, purchase, amortization, or other fund installment, the Trustee shall be protected for withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of such holders.

The holders of a majority in aggregate principal amount of the outstanding bonds may on behalf of the holders of all the bonds waive certain past defaults, except a default in the payment of the principal or premium or interest on the bonds or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of all of the outstanding bondholders affected. Upon such waiver, such Event of Default shall be deemed to be cured and no longer to exist for any purpose under the Indenture.

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

Holders of bonds have no right to enforce any remedy under the Indenture unless the Trustee has first had a reasonable opportunity to do so following notice of default to the Trustee and request by the holders of 25% in aggregate principal amount of the bonds for action by the Trustee with offer of indemnity satisfactory to the Trustee against cost, expenses and liabilities that may be incurred thereby, but this provision does not impair the absolute right of any holder of bonds to enforce payment of the principal of and interest on his or her bond when due.

MODIFICATION OF INDENTURE

Modifications and amendments of the Indenture which materially affect the rights of the holders of the bonds outstanding under the Indenture may be made by the Company and the Trustee only with the consent of the holders of no less than 66 2/3% in principal amount of the bonds of each series then outstanding, provided that no such modification or amendment may: (1) permit the extension of the time or times of payment of the principal of, or the interest or the premium (if any) on, any bond, or a reduction in the rate of interest or the amount of premium thereon, or otherwise affect the terms of payment of the principal of, or the interest or the premium (if any) on, any bond; (2) otherwise than as permitted by the Indenture, permit the creation of any lien ranking prior or equal to the lien of the Indenture with respect to any of the mortgaged properties; or
(3) permit the reduction of the percentage of bonds required for the making of any such modification or alteration.

RELEASE OF PROPERTY

Unless an Event of Default shall have occurred and be continuing, the Company is entitled to possess, use and enjoy all the property and appurtenances, franchise and rights conveyed by the Indenture. Subject to various limitations and requirements, the Company may obtain a release of any part of the mortgaged property upon receipt by the Trustee of cash or other consideration, if any, received or to be received from the sale, surrender or other disposition of the property to be released.

RELEASE AND DISCHARGE OF INDENTURE

The Company may require the discharge of the Indenture if: (1) the Company pays or makes appropriate provision for the payment to the holders of the outstanding bonds of the principal, premium if any, and any interest due and to become due thereon; and (2) the Company delivers an opinion of counsel and an officers' certificate in accordance with the Indenture to the Trustee.

SUCCESSOR CORPORATION

Under the Indenture, the Company may not consolidate with or merge into or convey or lease all or substantially all of its assets to another corporation, unless immediately after such transaction, no Event of Default will exist and such corporation assumes all the obligations of the Company under the bonds and the Indenture.

CONCERNING THE TRUSTEE

Bank of New Hampshire is the Trustee under the Indenture. Its address is 143 Main Street, Concord, New Hampshire. The Company has appointed Bank of New Hampshire as the Registrar under the Indenture.

The Indenture provides that all indebtedness to the Trustee for compensation thereunder shall be secured by a lien prior to that of the bonds upon the trust estate.

                               32